Exhibit 99.1

NEWS RELEASE

BROOKFIELD HOMES REPORTS STRONG GROWTH IN EARNINGS PER SHARE

AND GENERATED $189 MILLION IN CASH FLOW IN 2004

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ year end investor conference call can be accessed by teleconference on February 16, 2004 at 11:00 am (Eastern Time) at 1-877-667-7774, toll free in North America, or for international dial 416-695-9753. The archived teleconference may be accessed by dialing 1-866-365-2020, toll free in North America, or for international dial 416-695-9677 and enter the pin code 1384 through March 2, 2005. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, February 15, 2005 – (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the year ended December 31, 2004:

•	Revenue increased 23% to $1,232 million compared to $1,001 million for the same period in 2003.

•	Net income totaled $146 million, an increase of $58 million from the same period in 2003. The 2004 results included $9 million generated from bulk land sales. Earnings per share totaled $4.64, compared to $2.75 in 2003.

•	Cash flow before financing activities was $189 million in 2004, and in the last two years the company generated a total of $404 million of cash flow.

•	Fourth Quarter 2004 Financial and Operating Highlights

Results of Operations	Three Months Ended Dec. 31		Years Ended Dec. 31
(Millions, except per share amounts)	2004	2003	2004	2003

Total revenue	$547	$383	$1,232	$1,001
Gross margin	138	78	287	211
Contribution from bulk land sales to net income	9	14	9	39
Net income	89	33	146	88

Earnings per share – diluted
– Excluding bulk land sales	$2.55	$0.62	$4.36	$1.55
– Bulk land sales	0.28	0.44	0.28	1.20

	$2.83	$1.06	$4.64	$2.75

Recent Initiatives

Recently, Brookfield Homes completed a number of initiatives to strengthen its financial position, expand its operations, and position itself to take advantage of future opportunities.

•	2005 Earnings Guidance – As a result of continued strong markets and its level of backlog, the company expects earnings per share to grow to $5.25 in 2005 from $4.64 in 2004, an increase of 13%. This estimate does not include any gains from bulk land sales.

•	Bulk Land Sales – The company closed bulk land sales in the fourth quarter of 2004, which contributed a net after tax gain of $9 million.

•	Redemption of 12% Subordinated Notes – As a result of increased earnings and strong cash flows, Brookfield Homes redeemed all of its outstanding 12% subordinated notes at 100% of the original principal amount on December 20, 2004. As a result of the redemption, Brookfield Homes’ total debt decreased by $137 million, improving its net debt to capitalization ratio to 51% from a high of 74% at June 30, 2004.

•	Share Buyback Program – The Board of Directors approved an increase in the share repurchase program, which allows Brookfield Homes to repurchase up to $35 million of its common stock.

Operating Highlights

•	As a result of strong market conditions and growth in the number of available active selling communities, the company has in backlog, to date, 40% of its planned home closings for 2005.

•	Brookfield Homes’ lots owned or controlled total 27,966, an increase of 29% from inventory at the end of 2003. Direct ownership of 13,047 lots, provides approximately a seven year supply based on our current level of activity, contributing to strong visibility on our future cash flows. The company also controls under option a further 14,919 lots with the objective of adding value through land entitlements.

•	A summary of our land holdings, by region, follows:

	San Francisco	Southland /	San Diego /		Washington
	Bay Area	Los Angeles	Riverside	Sacramento	D.C. Area	Total

Geographic diversification of lots	13%	11%	32%	16%	28%	100%
2004 home closings (units)	407	437	507	—	447	1,798

Lot supply
Owned	1,413	510	6,680	310	4,134	13,047
Optioned	2,125	2,713	2,145	4,210	3,726	14,919

Total	3,538	3,223	8,825	4,520	7,860	27,966

•	A summary of 2004 operating highlights by region follows:

>	San Francisco Bay Area – Opened two new housing communities in Windemere with strong market acceptance and sales, and acquired control through options on over 900 unentitled lots, increasing the total owned and controlled position to over 3,500 lots.

>	Southland / Los Angeles – Closed 437 homes in 2004, an increase of 48% over 2003, and in the last two years acquired control through options of approximately 3,000 lots, supporting future growth in this supply constrained market.

>	San Diego / Riverside – Opened a number of new communities in 2004 which contributed to the sale of 674 homes during the year, an increase of 51% over 2003. 2005 started with a backlog of homes sold of 281 units, providing strong visibility of cash flows and earnings.

>	Washington D.C. Area – Continued to develop the current phases of the Braemar master-planned community, and acquired and optioned over 4,000 lots in 2004, supporting future growth in home closings and potential value creation through land entitlement.

Outlook

“We have entered 2005 in a strong financial and operating position. We have a backlog of 40% of our planned 2005 home closings and a significant lot inventory comprised of 28,000 owned and controlled lots. With $187 million of cash on hand, we are confident we will maintain our momentum to deliver bottom line growth,” concluded Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 28,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), targeted 2005 earnings guidance, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	Three Months Ended		Years Ended
	December 31		December 31
(thousands, except per share amounts)	2004	2003	2004	2003

Revenue
Housing	$510,560	$320,877	$1,169,073	$817,774
Land and other revenues	36,486	62,541	62,677	183,421

Total revenue	547,046	383,418	1,231,750	1,001,195
Direct cost of sales	(408,783)	(305,853)	(945,387)	(790,877)

	138,263	77,565	286,363	210,318
Equity in earnings from housing and land joint ventures	53,037	7,591	61,394	22,055
Selling, general and administrative expense	(28,460)	(21,147)	(79,904)	(66,612)
Minority interest	(15,160)	(7,962)	(28,140)	(18,684)

Net income before taxes	147,680	56,047	239,713	147,077
Income tax expense	(58,324)	(22,418)	(93,297)	(58,830)

Net income	$89,356	$33,629	$146,416	$88,247

Weighted average shares outstanding
Basic	30,891	30,881	30,903	31,751
Diluted	31,563	31,333	31,547	32,048
Earnings per share
Basic	$2.89	$1.07	$4.74	$2.78
Diluted	$2.83	$1.06	$4.64	$2.75

Brookfield Homes Corporation
Condensed Balance Sheets

	As at December 31
(thousands)	2004	2003	2002

Assets
Housing and land inventory	$679,930	$567,302	$616,425
Investments in housing and land joint ventures	59,810	78,198	80,959
Consolidated land inventory not owned	47,240	25,542	—
Receivables and other assets	73,986	80,346	74,534
Cash and cash equivalents	186,731	218,606	35,903
Deferred income taxes	33,924	43,446	36,115

	$1,081,621	$1,013,440	$843,936

Liabilities and Stockholders’ Equity
Project specific and other financings	$512,098	$426,311	$325,492
Accounts payable and other liabilities	256,985	145,090	74,634
Subordinated debt	—	—	98,300
Minority interest	66,422	59,781	24,772
Stockholders’ equity	246,116	382,258	320,738

	$1,081,621	$1,013,440	$843,936